Exhibit 99.1

Watsco Announces Successful Completion

of Tender Offer for ACR Group, Inc.

COCONUT GROVE, FL, August 6, 2007 – Watsco, Inc. (NYSE:WSO) today announced the successful completion of the tender offer for the outstanding common stock of ACR Group, Inc. (AMEX: BRR). The tender offer expired at 12:00 midnight (New York City time) on August 3, 2007.

As of the expiration of the tender offer, approximately 7,872,127 shares had been validly tendered and not withdrawn (including shares tendered by notices of guaranteed delivery). The tendered shares, together with the 3,122,819 of ACR’s outstanding shares the executive officers and certain of their affiliates have committed to sell to Watsco, represent approximately 91.1% of ACR’s common stock. All shares that were validly tendered and not withdrawn have been accepted for payment.

As included in its SEC filings, ACR had annual sales of $240 million in its most recent fiscal year and is one of the nation’s largest distributors of air conditioning and heating products. Founded in 1990, ACR is based in Houston, Texas and operates from 54 locations serving over 12,000 air conditioning and heating contractors throughout Florida, Texas, California, Georgia, Tennessee, Arizona, Colorado, Louisiana, Nevada and New Mexico. ACR has 503 employees and distributes a full line of air conditioning and heating equipment and related parts and supplies consisting of approximately 20,000 SKUs. ACR ranked #7 in The Wholesaler magazine’s 2007 list of the top 50 HVAC distributors in the United States. Additional information about ACR may be found on the Internet at www.acrgroup.com.

Albert Nahmad, Watsco’s President and CEO, commented, “We welcome ACR’s employees to the Watsco family. ACR’s success over the years is based on the strong relationships built with HVAC contractors who want the very best service and a broad range of products available at convenient locations. ACR will operate as a subsidiary of Watsco under its present name and superb organization and Watsco will provide resources where needed to assist with ACR’s growth plans.”

Pursuant to the terms of the previously announced merger agreement, Watsco expects to effect a merger of Coconut Grove Holdings, Inc., its wholly-owned subsidiary acquiring the shares through the tender offer, with and into ACR, pursuant to which all shares of ACR not acquired through the tender offer will be converted into the right to receive $6.75 per share (the same price offered in the tender offer) in cash, without interest. As a result of the merger, ACR will become a direct wholly-owned subsidiary of Watsco and shares of ACR’s common stock will cease to be traded on the American Stock Exchange. Because Coconut Grove Holdings, Inc. is the owner of at least 90% of ACR’s outstanding shares, Watsco will be able to effect the merger under Texas law without the need for a meeting of ACR stockholders.

Watsco intends to complete the merger as soon as practicable. ACR stockholders who continue to hold their shares at the time of the merger and fulfill the requirements of Texas law will have appraisal rights in connection with the merger.

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry and, including ACR, will operate 440 locations serving over 40,000 customers in 34 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.